Exhibit 23.2

1375 Broadway, 15th Floor New York, New York 10018 212.944.4433 212.944.5404 (fax) cpa@rem-co.com	90 Merrick Avenue East Meadow, New York 11554 516.228.9000 516.228.9122 (fax)
CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF RAICH ENDE MALTER & CO. LLP
(INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS)

We consent to the use in the Registration Statement of Florham Consulting Corp. on Form S-1 under the Securities Act of 1933 of our report dated March 31, 2009 (except for Note 1 as to which the date is July 28, 2010) on the financial statements of Florham Consulting Corp. and Subsidiaries as of December 31, 2009 and for the period from inception (July 20, 2009) to December 31, 2009, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Raich Ende Malter & Co. LLP
Raich Ende Malter & Co. LLP

New York, New York
October 1, 2010